NYNEX 1995 LONG TERM INCENTIVE PROGRAM


   I.  General

       1.  Effective Date of the Program.  This 1995 Long Term
   Incentive Program (the "Incentive Program") has been established by NYNEX Corporation, a Delaware corporation (the "Company"), effective as of January 1, 1995, subject to approval by the affirmative vote of a majority of the shares present or represented by proxy at the Company's 1994
   Annual Meeting of Stockholders.

       2. Purpose. The purpose of the Incentive Program is to promote the long term financial interests of the Company by attracting, motivating and retaining individuals possessing outstanding ability and furthering the identity of interests of participating employees with those of the Company's stockholders.

       3. Awards. Awards under the Incentive Program may include Options, Stock Appreciation Rights (but only if granted in conjunction with Options), Restricted Stock, Performance Units, and Other Stock Units.

           4. Administration. The Incentive Program shall be administered and interpreted by the Committee on Benefits of the Board of Directors of the Company (the "Committee") which is composed of not less than two Directors; provided, however, that any action required or permitted to be taken by the Committee may be taken by the Board of Directors of the Company. No member of the Committee shall be eligible, or within one year prior to such membership shall have been eligible, for an award under the Incentive Program. The Committee may subject any Award or exercise under the Incentive Program or any stock awarded under the Incentive Program to such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason.

           5. Participation. The Committee shall designate the officers and other management employees of the Company and its subsidiaries who shall be participants
   ("Participants") in the Incentive Program.

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The Committee may make any Award to a Participant under the
Incentive Program in conjunction with any other Award
(including Awards previously made under this or any other incentive plan). Notwithstanding any other provision of the Incentive Program, if a Participant, while otherwise eligible for payment or accrual of a benefit under the Incentive Program:

       (a) has, without the consent of the Company or any subsidiary, become associated with, is employed by, renders services to, or owns a substantial interest in any business that is competitive with the Company or its subsidiaries, or

       (b) has divulged or appropriated to his or her own use or to the use of others any secret or confidential information or knowledge, pertaining to the business of the Company or its subsidiaries obtained by the Participant while he or she was employed by any of them, then, his or her participation in the Incentive Program shall immediately cease and all undistributed Awards previously made to him or her under the Incentive
   Program and all rights to payments of any kind under the Incentive Program, exclusive of any amount voluntarily deferred, shall be immediately forfeited.

   6. Stock Subject to the Incentive Program. Shares of stock subject to the Incentive Program shall be shares of the Company's common stock, par value $1.00 per share
("Common Stock"). The number of shares of Common Stock which may be subject to Options or delivered in payment of Stock Appreciation Rights or Restricted Stock or
Performance Units or Other Stock Units under the
Incentive Program shall not exceed one-half of one percent (0.5%) of the outstanding shares of Common Stock as of the first day of each calendar year for which the Incentive
Program is in effect in each such year, subject to adjustment in accordance with paragraph I.8 of the Incentive Program.


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   All shares of Common stock available in any year which are not awarded under the Incentive Program shall be available for award in subsequent years. Any shares of Common Stock subject to any Award which terminates by expiration, cancellation, forfeiture, surrender or otherwise without the issuance of such shares or without payment therefore shall again be available for future Awards under the Incentive Program. Either authorized and unissued shares or treasury shares may be delivered under the Incentive Program.

   7. Fair Market Value. For all purposes of the Incentive Program, the "Fair Market Value" of a share of Common Stock shall be deemed to be the mean between the high and low sales prices (rounded up to the nearest whole cent) of the Common Stock as quoted on the New York Stock Exchange-Composite Transactions listing for the date as of which value is to be determined, or if there is no such quote for that date, then on the last preceding date on which such quote was reported.

   8. Changes in Capitalization. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the number of shares of Common Stock subject to the Incentive Program and the terms of all outstanding Awards shall be equitably adjusted by the Committee. Such determination of the Committee shall be conclusive;
provided that in no event shall the Committee adjust the option price to a price less than the par value of the Common Stock on the date of the adjustment. Furthermore, if there is an adjustment in the number of shares, cash in lieu of a fraction of a share shall be delivered in regard to any Award under the Incentive Program; and, if an adjustment of the option price shall result in a fraction of one cent, the next higher full cent shall be included in such price in lieu of such fraction.



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   9.  Change in Control.

       (a) In the event of a Change in Control of the Company, as hereinafter defined:

           (i) all Options and Stock Appreciation Rights previously granted to Participants under Part II of the Incentive Program shall become fully exercisable as of the date of the Change in Control, whether or not exercisable and vested as of that date;

           (ii) each Participant whose employment by the Company and its subsidiaries is involuntarily terminated without cause (as defined below) during the portion of the calendar year which remains following a Change in Control or the two immediately following calendar years may exercise any Option or Stock Appreciation Right previously granted to him or her under Part II of the Incentive Program at any time during the five years next following the date of his or her termination of employment (or, if less, the period remaining on the original term of the Option or Stock Appreciation Right);

       (iii) each Participant who is deemed by the Committee to be a statutory officer or insider subject to Section 16 of the Securities Exchange Act of 1934 may, at any time during the ninety business days next following the Change in Control, in lieu of exercising his or her Options, elect to receive a cash payment equal to the positive difference between (x) the aggregate purchase price of the shares for which such election is made, and (y) the highest aggregate Fair Market Value of the Common Stock with respect to such shares which occurs during the period beginning thirty days prior to the Change in Control and ending thirty days after the Change in Control, or in the case of Incentive Stock Options the maximum permissible without disqualifying such Options. In the event of an offer or exchange in which fewer than all of the shares which have been validly tendered or exchanged are accepted, then the Committee may limit the number



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of shares subject to cash payment in lieu of purchase to that portion of the shares that results from multiplying the option shares by a fraction, the numerator of which is the number of shares of Common Stock acquired pursuant to the offer or exchange and the denominator of which is the number of shares tendered in response to such offer;

           (iv) any restricted period in effect as of the date of the Change in Control shall end with respect to shares of Restricted Stock previously awarded in accordance with Part III of the Incentive Program and, as soon as practicable, such shares shall be distributed to Participants free of restrictions;

           (v) the value of each Participant's Performance Units (awarded under Part IV of the Incentive Program) for any performance period in effect as of the date of the Change in Control shall be the greater of the amount determined under the terms of the Incentive Program without regard to this paragraph I.9(a) or an amount determined on the basis of (x) the percentage of the applicable corporate performance goal (based upon which Performance Units are to be determined) achieved as of the date of the Change in Control; (y) the highest Fair Market
Value of Common Stock on any date occurring during the period beginning thirty days prior to the Change in Control and ending thirty days after the Change in Control; and (z) dividends credited at a rate not less than the rate in effect immediately prior to the Change in Control. In the event that a Participant's employment is involuntarily terminated without cause during any performance (period in effect on the date of the Change in Control, an immediate cash distribution of the value of his or her Performance Units (as determined in this paragraph I.9(a)) shall be made to the Participant; and

           (vi) the value of each Participant's Other Stock units (awarded under Part V of the Incentive Program) which have not otherwise been distributed to the Participant shall immediately become payable in cash to the Participant, and as soon as practicable, such cash payment shall be made to each Participant.


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       (b) A "Change in Control" shall be deemed to have
occurred if there is a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

           (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than (x) a trustee or other fiduciary of securities held under an employee benefit plan of the Company, or (y) the Participant or any person acting in concert with the Participant becomes a beneficial owner, directly or indirectly, of stock of the Company representing fifteen percent or more of the total voting power of the Company's then outstanding stock:

           (ii) a tender offer is made for the stock of the Company, which has not been approved by the Board of Directors of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing fifteen percent or more of the total voting power of the Company's stock; or

           (iii) during any period of twenty-four consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new Director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

The occurrence of a Change in Control shall not, of itself, result in a termination of the Incentive Program or affect any provision of the Incentive Program, except as specifically provided in this paragraph I.9.




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       (c) For purposes of this paragraph I.9, the term "cause"
means a Participant's willfully engaging in conduct materially injurious to the Company or any subsidiary or the willful and continual failure by a Participant to substantially perform the duties assigned to him or her (other than any failure resulting from his or her incapacity due to physical injury or illness or mental illness), which failure has not been corrected by him or her within thirty days after receipt of a written notice from the Chief Executive Officer or Board of Directors of his or her employer specifying the manner in which he or she has failed to perform such duties. No act, or failure to act, by a Participant shall be deemed "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Company and its subsidiaries.

   10. Withholding. Any payment of cash or issuance of Common Stock pursuant to any provision of the Incentive Program shall be subject to the withholding of income, employment and other taxes to the extent the Company or a subsidiary is required to make such withholding. In the case of the issuance of shares of Common Stock, the Participant may either pay the withholding related to such shares directly or request that the Company retain, rather than issue to the Participant, the number of shares having a Fair Market
Value equal to the amount to be withheld.

   11. Transferability. Each Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit and Other Stock Unit, by its terms, may not be transferred by a Participant other than by will or the laws of descent and distribution and during the lifetime of a Participant any rights with respect thereto shall be exercisable only by the Participant.

   12. Amendment or Termination. The Board of Directors may amend, suspend or terminate the Incentive Program or any portion thereof at any time. The Committee may amend the Incentive Program to the extent necessary for the efficient administration of the Incentive Program, or to make it



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practically workable or to conform to the provisions of any federal or state law or regulation. No award shall be made under the Incentive Program after December 31, 1999.
The Committee may amend the terms of any outstanding Award in any manner not inconsistent with the terms of the Incentive Program. In no event may any amendment, suspension or termination of the Incentive Program or any amendment of the terms of any Award impair the rights of any Participant, without his or her consent, except as provided in paragraph I.5.

   13. Other Compensation and Benefits. Nothing contained herein shall be construed to limit in any way the authority of the Company, the Board of Directors of the Company and the Committee to provide for compensation and benefits of employees of the Company and its subsidiaries in accordance with applicable law.

II.    Stock Options and Stock Appreciation Rights

   1. Stock Options ("Options") may be granted to Participants in accordance with the terms and conditions of the NYNEX 1995 Stock Option Plan (the "Plan") either alone or in addition to other Awards granted under the Incentive Program. The total number of shares of Common Stock for which Options may be issued shall not exceed 8,000,000, subject to adjustment in accordance with Article VIII of the Plan. The Plan limits the maximum number of Options that may be granted in any one year
(i) to the Chief Executive Officer of NYNEX and (ii) to each of the other Executive Officers required to be named in NYNEX's proxy statement with respect to the preceding year, pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, to
10% of the total number of Options granted under the Plan in such year. Any Option granted under the Incentive Program shall be evidenced by an Option Agreement in such form as the Committee may from time to time approve.




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The Committee may grant Incentive Stock Options, as described in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, or Options which do not meet such requirements ("Nonstatutory Stock Options"), or a combination of both. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Incentive Program, as the Committee shall deem desirable:

       (a) Option Price. The purchase or option price per share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such purchase or option price shall not be less than the Fair
Market Value of the share on the date of the grant of the Option.

       (b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.

       (c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option.

       (d) Method of Exercise. Subject to the other provisions of the Incentive Program and any applicable Option Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, shares of Common Stock or any combination thereof, as the Committee may specify in the applicable Option Agreement.




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           In instances where Shares have been surrendered in
full or partial payment of an exercise, a new grant of Nonstatutory Options may be made concurrently, with the number of Options granted equal to the number of Shares surrendered. A grant made under these circumstances will be exercisable after six months, have an Option price equal to the Fair Market Value of Common Stock on the date of the new grant and have the same expiration date as a Nonstatutory Option.

       (e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Incentive Program (and under any other benefit plans of the Company or any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under
Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder.

   2. Stock Appreciation Rights may be granted to Participants, but only in conjunction with Options, in accordance with the terms and provisions of the NYNEX 1995 Stock Option Plan.

III.   Restricted Stock

           The Committee may grant Restricted Stock to
Participants; provided, however, that all such grants comply with the provisions of the NYNEX 1987 Restricted Stock
Award Plan.




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IV.    Performance Units

       The Committee may grant Performance Units, expressed in terms of shares of Common Stock, to Participants provided, however, that all such grants comply with the NYNEX Senior Management Long Term Incentive Plan or the NYNEX Long Term Incentive Plan, as the case may be.

V.     Other Stock Units

       1. Grant. Other Awards of shares of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock ("Other Stock Units") may be granted hereunder to Participants. Other Stock Units may be paid in shares of Common Stock, cash or any other form of property as the Committee shall determine.


        2. Conditions. Shares of Common Stock granted under this Section V may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares of Common Stock purchased pursuant to a purchase right awarded under this Section
V shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such shares as of the date such purchase right is awarded.